PORTAGE PARTNERS, LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDER'S EQUITY


                                                            (Deficit)
                              Common   Add'tnl    Accumulated      Total
                              Stock      Paid         During            Stock-
Paid-in                   Shares      In           Development     holder's
                             Amount    Capital       Stage              Equity


August 20, 1999     2,500,000
Founders shares     $2,500      $75            $  -                $2,575


August 20, 1999
Shares issued      2,000,000
Stock dividend      2,000                        (2,000)                     -

Net (loss)
August 18, 1999
(inception) to
June 30, 2000                                          -                      -

Balance,
June 30, 2000      4,500,000
                            $4,500       $75          $(2,000)           $2,575

Net (loss)
For the year ended
June 30, 2001                                           (3,775)         (3,775)


Balance,           4,500,000
June 30, 2001       4,500            75             (5,775)          (1,200)

Net (loss)
For the year
ended
June 30, 2002                                                (687)        (687)

Balance,          4,500,000
June 30, 2002       4,500             75               (6,462)      (1,887)


The accompanying notes are an intregal part of these financial statements.

Page 1